    As filed with the Securities and Exchange Commission on July 22, 1999
                                                          Registration No.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                       _________________________________

                                   Form S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                       _________________________________

                           SunGard Data Systems Inc.
            (Exact name of registrant as specified in its charter)

        Delaware                       1285 Drummers Lane,             51-0267091
(State or other jurisdiction of      Wayne, Pennsylvania 19087      (I.R.S. Employer
incorporation or organization)           (610) 341-8700            Identification No.)

                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       _________________________________
                          Lawrence A. Gross, Esquire
                      Vice President and General Counsel
                           SunGard Data Systems Inc.
                    1285 Drummers Lane, Wayne, Pennsylvania
                                     19087
                                (610) 341-8700
                    (Name, address, including zip code, and
                               telephone number,
                  including area code, of agent for service)
                       _________________________________

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
         Title of                   Amount             Proposed maximum       Proposed maximum       Amount of
 each class of securities            to be              offering price           aggregate          registration
     to be registered             registered              per share            offering price           fee
-----------------------------------------------------------------------------------------------------------------
     Common Stock,
 par value $0.01 per share     34,214 shares(1)          $29.3125(2)           $1,002,898(2)           $279
-----------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers shares owned by certain selling stockholders which shares may be offered from time to time by the selling stockholders for a period ending on or before July 13, 2001.
(2) Based upon the average of the high and low sale price of the Common Stock as reported by the New York Stock Exchange on July 20, 1999, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

      Subject to Completion, Preliminary Prospectus Dated July [_], 1999


                                  Prospectus
                                  ----------

                           SunGard Data Systems Inc.

                         34,214 Shares of Common Stock

  The stockholders of SunGard Data Systems Inc. listed in this prospectus under the title "Selling Stockholders" are offering and selling 34,214 shares of SunGard common stock pursuant to this prospectus. The selling stockholders may use this prospectus to sell their stock from time to time until July 13, 2001. SunGard will not receive any part of the proceeds from the sale of these shares of common stock.

  The selling stockholders, or their pledgees, donees, tranferees or other successors in interest, may sell their SunGard common stock from time to time in one or more transactions on the New York Stock Exchange, which may involve block transactions, in special offerings, in negotiated transactions, or otherwise, at prevailing market prices or at privately negotiated prices.

  SunGard's common stock is listed on the New York Stock Exchange under the symbol "SDS." On July __, 1999, the last reported sale price of the common stock was $______ per share.

  Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ------------------

                 The date of this prospectus is July ___, 1999


  The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

     You should rely only on the information or representations provided in this prospectus. SunGard has not authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                               Table of Contents

                                                                     Page
                                                                     ----
Where You Can Find More Information.................................    3

About SunGard.......................................................    3

Use of Proceeds.....................................................    4

Risk Factors........................................................    4

Selling Stockholders................................................    4

Plan of Distribution................................................    5

Legal Opinion.......................................................    5

Experts.............................................................    5

                      Where You Can Find More Information

     SunGard has filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") that provides additional information about SunGard and the SunGard common stock owned by the selling stockholders. This prospectus is part of that registration statement, but does not contain certain information that is in the registration statement. For such additional information, you must read that registration statement along with its exhibits.

     SunGard files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document SunGard files at the SEC`s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You may also obtain such materials and any other information about SunGard at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding SunGard and other registrants that electronically file their reports with the SEC. The address of the site is http://www.sec.gov.

     The SEC allows SunGard to "incorporate by reference" the information SunGard files with them, which means that SunGard can disclose important information to you by referencing you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that SunGard files with the SEC will automatically update and supersede this information. SunGard incorporates by reference the documents listed below and any future filings SunGard makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until the selling stockholders sell all of the shares or until July 13, 2001, whichever is earlier.

     . SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     . The description of SunGard Common Stock that is incorporated by reference in SunGard's registration statement on Form 8-A filed on May 14, 1997, including any amendments or reports filed for the purpose of updating such description; and

     . SunGard's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

          Investor Relations
          SunGard Data Systems Inc.
          1285 Drummers Lane
          Wayne, Pennsylvania 19087
          Telephone: (610) 341-8700.

                                 About SunGard

     SunGard is a computer services and application software company. SunGard provides specialized investment support systems, computer disaster recovery services, and healthcare information systems. SunGard is a Delaware corporation that was organized in 1982. SunGard's principal executive offices are located at 1285 Drummers Lane, Wayne, Pennsylvania, 19087, and its telephone number is
(610) 341-8700.

                                Use Of Proceeds

     All net proceeds from the sale of the SunGard shares will go to the selling stockholders who offer and sell their shares. Accordingly, SunGard will not receive any proceeds from the sale of the shares by the selling stockholders.

                                 Risk Factors

     Statements about SunGard's expectations and all other statements made in this registration statement or incorporated by reference hereby, other than historical facts, are forward-looking statements. Since these statements involve risks and uncertainties and are subject to change at any time, SunGard's actual results could differ materially from expected results. SunGard derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of software sales, the effect of year 2000 issues on software and services buying decisions, the timing and scope of technological advances and year 2000 compliance, the integration and performance of acquired businesses, the prospects for future acquisitions, and the overall condition of the financial services industry. These and other factors, as and when applicable, are discussed in SunGard's filings with the Securities and Exchange Commission, including its most recent Form 10-K, a copy of which may be obtained from SunGard without charge. See "Where You Can Find More Information."

                             Selling Stockholders

     The following table provides certain information as of the date of this prospectus regarding each selling stockholder's ownership of SunGard common stock and as adjusted to give effect to the sale of the shares offered by this prospectus. The shares are being registered to permit public secondary trading in the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

                                                    # of Shares           # of Shares           # of Shares           % of Shares
                                                 Owned Before the        Being Offered        Owned After the       Owned After the
      Name of Selling Stockholder                     Offering              For Sale              Offering              Offering
---------------------------------------------   -------------------   ------------------    ------------------   ------------------
Amir Feldman................................          19,570                19,570                     0                     0
Martin Ossad................................           3,522                 3,522                     0                     0
Brian Owen (1)..............................           6,245                 6,245                     0                     0
Ron Zor.....................................           4,877                 4,877                     0                     0

____________________________
(1)  Mr. Owen is Chief Executive Officer of Decalog, N.V., a subsidiary of
SunGard.

                              Plan of Distribution

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares from time to time in one or more transactions on the New York Stock Exchange, which may involve block transactions, in special offerings, in negotiated transactions, or otherwise. Such sales may be made at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 might be sold under the terms of such rule rather than pursuant to this prospectus.

     The selling stockholders may use brokers or dealers to sell their shares. If this happens, such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and their commissions or discounts and other compensation may be deemed underwriters' compensation.

     If a selling stockholder notifies SunGard of any other material arrangement that it has entered into with a broker or dealer for selling shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, SunGard will file a prospectus supplement, if required, pursuant to Rule 424(c) under the Securities Act of 1933. In that prospectus supplement, SunGard will disclose:

     .  the name of each such broker-dealer;
     .  the number of shares involved;
     .  the price at which such shares were sold;
     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
     .  any other facts material to the transaction.

     The registration statement of which this prospectus forms a part will remain effective until the earlier of (i) the date on which all of the shares included in the registration statement have been sold or (ii) July 13, 2001.

     SunGard will pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, all legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to the New York Stock Exchange and all printing fees incurred in connection herewith. Each selling stockholder will pay his, her or its own legal and accounting fees and any other expenses incurred by the selling stockholder. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

                                 Legal Opinion

     Blank Rome Comisky & McCauley LLP has given its opinion on the legality of the shares being registered.

                                    Experts

     The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                    Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

SEC registration fee paid by the Company.........  $   279
Legal fees and expenses..........................    5,000
Accounting fees and expenses.....................    4,000
Miscellaneous....................................    1,000
          Total..................................  $10,279

Item 15.  Indemnification of Directors and Officers

     The Delaware General Corporation Law provides, in substance, that Delaware corporations will have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

     SunGard's Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

     As permitted by the Delaware General Corporation Law, SunGard has adopted an amendment to its Amended and Restated Certificate of Incorporation to eliminate the personal liability of its directors to SunGard and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, SunGard has entered into indemnification agreements (in the form approved by SunGard's stockholders at its 1987 Annual Meeting) with each of its directors and officers. These agreements provide indemnification to the fullest extent permitted by law and, in certain respects, provide greater protection than that specifically provided by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct that is adjudged to be fraud, deliberate dishonesty or willful misconduct.

     SunGard has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to SunGard and its stockholders, in the amount of $20 million.

                                       I

Item 16.  Exhibits

Number                              Document
------                              --------

 5.1 Opinion of Counsel as to the validity of the issuance of the shares of SunGard Common Stock to be registered.
23.1  Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2  Consent of Counsel (included in Exhibit 5.1).
24.1  Power of attorney of certain signatories (included on the Signature
      Page).

Item 17.  Undertakings.

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
      Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                      II

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SunGard pursuant to the foregoing provisions, or otherwise, SunGard has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SunGard of expenses incurred or paid by a director, officer or controlling person of SunGard in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SunGard will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the date indicated.

                                 SunGard Data Systems Inc.

Date:  July 22, 1999             By:  /S/JAMES L. MANN
                                    -----------------------------
                                        James L. Mann
                                 Chief Executive Officer, President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James L. Mann and Michael J. Ruane and each of them, as Attorney-in-fact, to sign on his behalf individually and in each capacity stated below, and to file any amendments, including post-effective amendments, to this registration statement.

              Signature                             Capacity                       Date
              ---------                             --------                       ----
            s/ James L. Mann                  Chief Executive Officer,        July 22, 1999
-----------------------------------------
               James L. Mann                  President and Chairman
                                              of the Board of Directors
                                              (principal executive officer)

            s/ Michael J. Ruane               Chief Financial Officer and     July 22, 1999
-----------------------------------------
               Michael J. Ruane               Vice President-Finance
                                              (principal financial officer)

            s/ Andrew P. Bronstein            Vice President and Controller   July 22, 1999
-----------------------------------------
               Andrew P. Bronstein            (principal accounting officer)

            s/ Gregory S. Bentley             Director                        July 22, 1999
-----------------------------------------
               Gregory S. Bentley

            s/ Michael C. Brooks              Director                        July 22, 1999
-----------------------------------------
               Michael C. Brooks

            s/ Albert A. Eisenstat            Director                        July 22, 1999
-----------------------------------------
               Albert A. Eisenstat

            s/ Bernard Goldstein              Director                        July 22, 1999
-----------------------------------------
               Bernard Goldstein

            s/ Michael Roth                   Director                        July 22, 1999
-----------------------------------------
               Michael Roth

            s/ Malcolm I. Ruddock             Director                        July 22, 1999
-----------------------------------------
               Malcolm I. Ruddock

            s/ Lawrence J. Schoenberg         Director                        July 22, 1999
-----------------------------------------
               Lawrence J. Schoenberg

                                Exhibit  Index

Number                           Document
------                           --------

 5.1 Opinion of Counsel as to the validity of the issuance of the shares of SunGard Common Stock to be registered.
23.1    Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3    Consent of Counsel (included in Exhibit 5.1).
24.1    Power of attorney of certain signatories (included on the Signature
        Page).